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                                                                      EXHIBIT 11
                COMPUTATION OF EARNINGS PER SHARE IN ACCORDANCE
                     WITH INTERPRETIVE RELEASE NO. 34-9083
                                   UNAUDITED

                                                                  FIRST QUARTER ENDED
                                                                 ----------------------
                                                                 DEC 30,        DEC 31,
(Shares in Thousands)                                            1994           1993
                                                                 -------        -------
Actual weighted average shares outstanding for the period (1)     33,869         34,554

Dilutive employee stock options (1)                                1,112          1,090
                                                                 -------        -------
Weighted average shares outstanding for the period (1)            34,981         35,644
                                                                 =======        =======


(Dollars in thousands, except per share amounts)

Earnings applicable to fully diluted earnings per share          $20,750        $11,664
                                                                 =======        =======
Earnings per share based on SEC interpretive release
  No. 34-9083:

Earnings per share - Fully Diluted  (1) (2)                      $  0.59        $  0.33
                                                                 =======        =======

(1) Prior period restated for two-for-one stock split effected in the form of a stock dividend in March 1994.
(2) There is no significant difference between fully diluted earnings per share and primary earnings per share.





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